Exhibit 5.1

May 30, 2024

Insmed Incorporated
700 US Highway 202/206
Bridgewater, New Jersey 08807

Insmed Incorporated
Public Offering of 14,514,562 Shares of Common Stock

Insmed Incorporated:

We have acted as Virginia counsel to Insmed Incorporated, a Virginia corporation (the “Company”), in connection with the Company’s issuance and sale of 14,514,562 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to (i) the Registration Statement on Form S-3 (File No. 333-272088) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 19, 2023 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the prospectus, dated May 19, 2023, contained in the Registration Statement and the prospectus supplement thereto, dated May 29, 2024 (collectively, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Company’s Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the Registration Statement, (iv) the Prospectus, (v) the Underwriting Agreement, dated as of May 29 2024 (the “Underwriting Agreement”), among the Company, Goldman Sachs & Co. LLC, Leerink Partners LLC and the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, for whom Goldman Sachs & Co. LLC and Leerink Partners LLC are acting as representatives, (vi) resolutions of the Company’s Board of Directors and pricing committee thereof (the “Resolutions”) and (vii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON
LONDON   LOS ANGELES   MIAMI   NEW YORK   RICHMOND   SAN FRANCISCO   TOKYO   TYSONS   WASHINGTON, DC
www.HuntonAK.com

Insmed Incorporated
May 30, 2024

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of all natural persons, (v) the genuineness of all signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof and appropriate to render the opinions set forth below, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.          The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.          The Shares have been duly authorized and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

Insmed Incorporated
May 30, 2024

We hereby consent to (i) the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion letter into the Registration Statement and (iii) the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP